<logo> GREATFINANCIAL
4801 Frederica Street
P 0. Box 20005
Owensboro, KY 42304-0005
502-685-7100
			March 11,1997

Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562
Attention:	Tracey Waldman

RE:	Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 1996 fiscal year:

(A)	I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officers' knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;

(B)	I have confirmed that the Servicer is
currently an approved FNMA or FHLMC servicer in good standing;

(C)	I have confirmed that the Fidelity Bond, the Errors and Omissions
Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in hill force and effect;

(D)	All premiums for each Hazard Insurance Policy, Flood Insurance
Policy (if applicable) and Primary Mortgage Insurance Policy
(if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E)	All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid. or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Norwest Bank
Minnesota, N.A.;

(F)	All Custodial Accounts have been reconciled and are properly funded: and

(G)	All annual reports of Foreclosure and Abandonment of Mortgage
 Property required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified By:
/s/Lotus B Dilfer
Officer
Vice President
Title
March 11, 1997
Date